Hycor Biomedical Inc. Reports Fourth Quarter and Full Year 2003
                          Financial Results

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--Feb. 25, 2004--Hycor Biomedical Inc. (NASDAQ:HYBD) today reported preliminary results for the fourth quarter and year ended December 31, 2003. Sales for the three months ended December 31, 2003, were $4,929,000, compared with sales of $4,816,000 for the same period last year, an increase of 2.3%. Net income for the three months ended December 31, 2003, was $123,000, or $0.01 per share, compared with net income of $264,000, or $0.03 per share, for the same period last year. Fourth quarter 2003 included $156,000, or $0.02 per share, in merger-related costs.
    Sales for the twelve months ended December 31, 2003, were $19,757,000, compared with sales of $18,591,000 for the same period last year, an increase of 6.3%. Net income for the twelve months ended December 31, 2003, was $744,000, or $0.09 per share, compared with net income of $1,257,000, or $0.16 per share, for the same period last year. 2003 included $585,000, or $0.07 per share, in merger-related costs.
    "During 2003 we continued to execute on our long-term strategy," said J. David Tholen, president and CEO of Hycor Biomedical. "One of our key goals has been to capitalize on our growth opportunities in our core businesses, allergy and autoimmune. We made steady progress toward this goal by increasing the sales of allergy and autoimmune diagnostics to existing accounts and making new placements of the HY-TEC(TM) 288 Plus, Hycor's fully automated instrument for allergy and autoimmune testing.
    "Last year was particularly critical to the implementation of our growth strategy for autoimmune," Tholen continued. "We gained FDA clearance for two more autoimmune tests bringing our total portfolio to 30. More importantly, as a result of our efforts over the last two years we have entered into agreements with two of the largest diagnostics manufacturers to develop and manufacture autoimmune tests for their instrument platforms. Once the new tests become available, there is an immediate opportunity for substantial market penetration given the large installed base of these partners' instruments," concluded Mr. Tholen.

    Merger Agreement Deadline Extended

    The Company also announced today that it has signed an agreement with privately held Stratagene Corporation (formerly known as Stratagene Holding Corporation) to extend the deadline for closing the proposed merger with Stratagene, announced on July 24, 2003, until June 15, 2004. All other terms of the merger agreement remain the same.
    The purpose of the extension is to permit Stratagene to complete the work required to restate its financial statements for the years ended December 31, 2002 and 2001, and to permit Stratagene and Hycor to complete an audit of their respective financial statements for the year ended December 31, 2003. The contemplated Stratagene restatement, as previously disclosed, primarily involves accounting for currency transactions in a different manner than Stratagene had previously followed. In the course of finalizing the restatement and discussing the restatement with the staff of the Securities and Exchange Commission, it became apparent that sufficient time would elapse that including audited statements for the year ended December 31, 2003 was appropriate. After the Form S-4 originally filed by Stratagene in October 2003 is revised and becomes effective, Hycor expects to submit the merger to its stockholders for approval.

    About Hycor Biomedical

    Hycor Biomedical Inc. discovers, develops, manufactures, and markets diagnostic products for a variety of human medical conditions. These products include high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders, and urinalysis controls and disposable products under the KOVA(R) brand, the market leader in standardized microscopic urinalysis. Hycor products are used by physicians and clinical laboratories all over the world to provide accurate, reliable test. Headquartered in Garden Grove, California with facilities in Germany and Scotland, Hycor employs more than 140 people worldwide and serves customers in more than 50 countries. Visit Hycor Biomedical's Web site at http://www.hycorbiomedical.com.
    The matters discussed in this report are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

    Consolidated statements to follow

                         HYCOR BIOMEDICAL INC.
                        CONSOLIDATED STATEMENTS

                                         Three Months  Twelve Months
                                             Ended          Ended
                                          December 31,  December 31,
INCOME STATEMENT                          2003   2002    2003    2002
Product Sales                            4,929  4,816  19,757  18,591
Cost of Sales                            2,203  2,225   8,982   8,670
  Gross Profit on Sales                  2,726  2,591  10,775   9,921

Expenses                                 2,564  2,360  10,184   8,704
   Operating Income                        162    231     591   1,217

Interest Expense                             1     10       5      42
Interest Income                             24     51     163     170
Gain on Sale of Investments                  -      -      67       -
Foreign Exchange (Loss) Gain               (35)    21      18     105
Net Income Before Taxes                    150    293     834   1,450

Income Tax Provision                        27     29      90     193

Net Income                                 123    264     744   1,257

Basic Earnings Per Share                  0.01   0.03    0.09    0.16

Diluted Earnings Per Share                0.01   0.03    0.09    0.15

Weighted Average Shares -- Basic         8,100  8,045   8,072   8,035
Weighted Average Shares -- Diluted       8,535  8,116   8,467   8,335


                                           December 31,  December 31,
BALANCE SHEET                                    2003            2002
Cash and Equivalents                            6,622           5,458
Other Current Assets                            7,909           8,314
Net Property and Equipment                      2,080           2,278
Other Assets, Net                                 236             245
                                               16,847          16,295

Current Liabilities                             2,480           2,032
Long-Term Debt                                      -           1,000
Stockholders' Equity                           14,367          13,263
                                               16,847          16,295

Note: Dollars in thousands except earnings per share.

    CONTACT: Hycor Biomedical Inc., Garden Grove
             Reg Jones, 714-933-3000
             or
             EVC Group
             Douglas M. Sherk or Jennifer Beugelmans, 415-896-6820